Exhibit 10.62


         AGREEMENT, dated as of November 15, 1999, between NewStar Media ("NewStar") and Media Equities International LLC ("MEI").

         WHEREAS, NewStar was formerly known as Dove Entertainment, Inc.

         WHEREAS, MEI and NewStar are parties to that certain Stock Purchase Agreement, dated as of March 27, 1997, pursuant to which NewStar is to pay MEI a consulting fee (the "Consulting Fee") of $300,000 per year, as more fully set forth in such agreement.

         WHEREAS, MEI and NewStar are parties to that certain Fee Agreement, dated as of November 4, 1997 (the "Guaranty Fee Agreement") pursuant to which NewStar is required to pay MEI a guarantee fee of $25,000 per year for the guaranty by the principals of MEI of up to $2,000,000.

         WHEREAS, upon the increase of the maximum guaranty amount from $2,000,000 to $4,000,000, NewStar and MEI agreed to increase the guaranty fee under the Guaranty Fee Agreement to $50,000 per year (the "Guaranty Fee").

         WHEREAS, subsequent to the increase in the maximum guaranty amount to $4,000,000, it was reduced to $2,000,000.

         WHEREAS, MEI, Messrs. Elkes, Gorman, Lightstone, Healy and Maggin and NewStar are parties to that certain Agreement, dated as of July 13, 1999, which provided for certain amendments to NewStar warrants owned by MEI in connection with the reduction of the maximum guaranty amount from $4,000,000 to $2,000,000.

         WHEREAS, MEI is the owner of all of the Company's issued and outstanding Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the "Preferred Stock").

         WHEREAS, from time to time, MEI had agreed to accept payments of the Consulting Fee, the Guaranty Fee and/or dividends on the Preferred Stock in the form of common stock of NewStar (in lieu of cash) and has waived payments of all or a portion of such fees and/or dividends.

         WHEREAS, certain NewStar employees have provided certain services to MEI.

         WHEREAS, in consideration of the foregoing, the parties hereto desire to resolve all payments of the Consulting Fee, the Guaranty Fee and dividends on the Preferred Stock as of the date hereof.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Except to the extent previously paid by NewStar (whether in cash, common stock or otherwise), MEI hereby waives payment of any and all Consulting Fees that are payable and/or accrued through September 30, 1999.

         2. Except to the extent previously paid by NewStar (whether in cash, common stock or otherwise), MEI hereby waives payment of any and all dividends on the Preferred Stock that are payable and/or accrued through September 30, 1999 (together with any interest thereon).

         3. Except to the extent previously paid by NewStar (whether in cash, common stock or otherwise), MEI hereby waives payment of any or all Guaranty Fees through September 30, 1999; provided, that each of NewStar and MEI agree that the annual Guaranty Fee shall be $25,000, and that NewStar shall pay the Guaranty Fee for 1999 in the amount of $25,000 on or before December 31, 1999.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above.


MEDIA EQUITIES INTERNATIONAL, LLC

By: /s/ Terrence A. Elkes
    ---------------------------------------------

Name:____________________________________________


Title:___________________________________________



NEWSTAR MEDIA INC.

By: /s/ John T. Brady
    ---------------------------------------------

Name: John T. Brady
      -------------------------------------------

Title: Vice President and Chief Financial Officer
       ------------------------------------------